FIRST AMENDMENT TO THE

MANAGED PORTFOLIO SERIES
INVESTMENT ADVISORY AGREEMENT
THIS FIRST AMENDMENT dated as of the 18th day of May, 2022, to the Investment Advisory Agreement, dated as of November 29, 2021 (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and V-Square Quantitative Management, LLC, a Delaware limited liability company (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to incorporate a newly created series of the Trust; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.

NOW, THEREFORE, the parties agree to amend Schedule A as attached hereto, to add the V-Shares MSCI World ESG Materiality and Carbon Transition ETF, a new series of Managed Portfolio Series.

Except to the extent amended hereby, the Agreement shall remain in full force and effect

    IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES on behalf of the series listed on Amended Schedule A	V-SQUARE QUANTITATIVE MANAGEMENT, LLC.

By: /s/ Brian R. Wiedmeyer	By: /s/ Mamadou-Abou Sarr
Name: Brian R Wiedmeyer	Name: Mamadou-Abou Sarr
Title: President and Principal Executive Officer	Title: President, Chief Executive Officer

AMENDED SCHEDULE A
FUNDS AND FEES

Series of Managed Portfolio Series	Annual Fee Rate as % of Current Net Assets
V-Shares US Leadership Diversity ETF	0.29%
V-Shares MSCI World ESG Materiality and Carbon Transition ETF	0.39%

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